EXHIBIT 5.1

[LETTERHEAD OF ANDREWS KURTH LLP]

April         , 2004

DRAFT

ATX Group, Inc.

8550 Freeport Parkway

Irving, Texas 75063

Re: Registration Statement on Form S-1

File No. 333-113423

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by ATX Group, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), including a related prospectus (the “Prospectus”) to be filed with the Commission pursuant to Rule 424(b) of Regulation C promulgated under the Securities Act of 1933, as amended (the “Act”), and the underwritten public offering of up to                                  shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), by the Company (the “Company Shares”), and, upon the underwriters exercise of an option granted by such Selling Stockholder to cover any over-allotments (the “Option”), up to                                  shares of Common Stock by a Selling Stockholder (the “Stockholder Shares”).

In connection with this opinion, we have examined and relied upon the Registration Statement, as amended, and related Prospectus, the Company’s Certificate of Incorporation and Bylaws, copies of resolutions of the Board of Directors of the Company authorizing the offering and issuance of the Company Shares and the issuance of the Stockholder Shares and related matters, and the originals or copies, certified to our satisfaction, of such additional records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In our examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or reproduction copies. As to various questions of fact material to this opinion, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independent check or verification of their accuracy.

The opinion given herein is based as to matters of law solely on the Delaware General Corporation Law, and we express no opinion as to any other laws, statutes, ordinances, rules or

ATX Group, Inc.

April     , 2004

regulations. We confirm that the Delaware General Corporation Law includes the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial discussions interpreting these laws.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that when (i) the Registration Statement has become effective under the Act, (ii) the terms of the issuance and sale of the Company Shares have been duly established in conformity with the Company’s Certificate of Incorporation, and (iii) the proceedings that are contemplated being taken prior to the issuance of the Company Shares (as described in the Registration Statement) have been completed, then (A) the Company Shares, when sold and issued in accordance with the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable, and (B) the Stockholder Shares to be sold upon exercise of the Option have been validly issued and fully paid and are nonassessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Respectfully submitted,

DRAFT

ANDREWS KURTH LLP